UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 22, 2005

Date of Report (Date of earliest event reported):

WOODWARD GOVERNOR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

5001 North Second Street

Rockford, Illinois 61111

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, including area code:  (815) 877-7441

Not Applicable

(Former name or former address, if changed since last report)

ITEM 1.01       Entry into a Material Definitive Agreement

ITEM 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 23, 2005, Registrant announced that Mr. Robert F. Weber, Jr. was elected Chief Financial Officer and Treasurer, effective August 22, 2005, to replace Stephen P. Carter, who retired from the Company, effective August 22, 2005, in accordance with a previous announcement.  A copy of the news release issued by the Registrant concerning this announcement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.  Terms of the employment arrangement between the Registrant and Mr. Weber include:

Compensation:

·       Annual base salary of $300,040.

·       Participation in the Management Incentive Plan in the year ending September 30, 2006.  Annual incentive pay target will be 55% of base pay.  Incentive Plan payouts can reach a maximum of 200% of target.  Incentive target bonuses are set by company objectives and financial performance.

·       Participation in the Woodward Long Term Incentive Plan, a cash incentive compensation plan for selected senior officers of the Company.  The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year.  To avoid a three-year delay before the first payout from the plan, Mr. Weber will be eligible for a two-year incentive award.  To the extent that the designated goals are achieved, some multiple of the target award will be paid at the end of the performance period.  Mr. Weber’s target participation level will be 40% of base pay.

Special Provisions:

·       For the year ending September 30, 2006 Management Incentive Plan, Mr. Weber will be eligible for a guaranteed minimum bonus equivalent to target level of performance ($165,022).  If results are higher than target, Mr. Weber will receive a higher bonus payment consistent with the plan design.

·       As a supplement to the Woodward Retirement Savings Plan, Mr. Weber will receive an additional bonus in the form of company contributions into the Executive Benefit Plan (non-qualified deferred compensation plan).  Executive Benefit Plan provisions and rules will apply to the contributions made for this special bonus provision.  The bonus will be placed into Mr. Weber’s account according to the following payment schedule:

o      $75,000 on 12/31/05

o      $75,000 on 12/31/06

o      $75,000 on 12/31/07

o      $75,000 on 12/31/08

o      $75,000 on 12/31/09

·       Award of 15,000 stock options at the Woodward stock price on first date of employment.

·       $100,000 (less applicable withholdings) cash sign on bonus.  Mr. Weber will be required to repay Woodward the bonus paid should he voluntarily leave the Company within 1 year of his start date.

·       Mr. Weber and his family will be provided with a Corporate membership at the Fort Collins Country Club.

·       Mr. Weber will receive a Company leased car in accordance with the Company’s Executive Automobile Policy.

·       A Transitional Compensation Agreement will be entered into that is triggered by a change in control that is consistent with the provisions set for the Company’s top Executive Officers.  Under this agreement, following a change in control, Woodward will continue to employ the executive for a minimum period of two years in substantially the same position, for substantially the same compensation and benefits.  If the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), he will receive an amount equal to 300 percent of each of his annual base salary and certain other Woodward compensation plans.

Benefits:

·       Mr. Weber will participate in the OneWoodward Health Care program, company-funded life insurance, 401K Plan, and Woodward Stock Plan as offered to all Woodward members.

·       The standard Seniority Based Vacation Plan accrues per pay period and equates to a base of ten days per calendar year.  Mr. Weber will be eligible for 3 weeks of vacation through his 6th year of service.  Upon his 7th year of service, vacation will begin to accrue beyond 3 weeks at the rate indicated on the Seniority Based Vacation Plan schedule.  Base vacation for Mr. Weber in his first year will be calculated based upon the number of pay periods worked.

·       Mr. Weber is eligible to participate in the Company’s Executive Benefit Plan.  This is a nonqualified deferred compensation plan that allows Mr. Weber, as a select group of Woodward executives, to save extra pre-tax compensation for his retirement.

Relocation Benefits:

A comprehensive relocation program has been extended to Mr. Weber and his family in accordance with Woodward Relocation Policy Guidelines.  In addition, relocation policy exceptions include a guaranteed offer on home option and interim living arrangements (fully furnished home or apartment) in Fort Collins through January 31, 2006.

Mr. Weber, 51, will hold the office of Chief Financial Officer and Treasurer until the next annual election of officers in January 2006.  There was no special arrangement or understanding between Mr. Weber and any other person(s) pursuant to which he was selected as an officer.  Prior to his election, Mr. Weber was employed at Motorola, Inc. for 17 years.  Positions held included Corporate Vice President and General Manager EMEA Auto, Corporate Vice President and Director, Strategy and Corporate Vice President and Finance Director, IESS, as well as other financial roles from Business Controller up through a Sector finance director.  Mr. Weber also held the position in the Corporate Finance department at Motorola as the Senior Manager responsible for all financial reporting at the corporate level – annual report, SEC filings, internal reporting and special filings.  In addition, Mr. Weber served as the Senior Manager responsible for Corporate Internal Audit at Motorola with global audit responsibility.  Previously, Mr. Weber was with KPMG Peat Marwick (now KPMG LLP) for 11 years in the audit department focusing primarily on large, multi-national clients and mergers and acquisitions.

There is no family relationship between any of our officers or directors and Mr. Weber.    Prior to Mr. Weber’s election, there was no transaction or series of similar transactions to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which Mr. Weber or any member of his immediate family, had, or will have, a direct interest (other than in accordance with the employment arrangement between the Registrant and Mr. Weber).

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 23, 2005                                     WOODWARD GOVERNOR COMPANY

By:  /s/  Carol J. Manning

Carol J. Manning

Corporate Secretary

INDEX TO EXHIBITS

   Exhibit Number                                                                        Description__

99.1                                                                                       News Release issued by Woodward Governor Company,

Dated August 23, 2005.